Exhibit 99.1

NASDAQ: WASH

Contact: Elizabeth B. Eckel
Senior Vice President, Marketing
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: June 2, 2015
FOR IMMEDIATE RELEASE

Washington Trust Announces Agreement to Acquire Halsey Associates, Inc.
New Haven Acquisition Expands Washington Trust’s Wealth Management New England Presence

WESTERLY, R.I., June 2, 2015 (GLOBE NEWSWIRE)…Washington Trust Bancorp, Inc. (Nasdaq: WASH), parent company of The Washington Trust Company, today announced the signing of a definitive agreement to acquire Halsey Associates, Inc. (“Halsey”), a leading SEC-registered investment advisory firm located in New Haven, Connecticut. Halsey has more than $850 million in assets under management and specializes in providing comprehensive investment counseling services to high-net-worth families, corporations, foundations and endowment clients in Connecticut, metropolitan New York and throughout the United States.

The transaction is subject to Halsey client consent and regulatory approval and is expected to be completed during the third quarter of 2015. When the transaction closes, we expect assets under administration for the combined entities, on a pro forma basis, will be approximately $6 billion, further positioning Washington Trust as one of the leading wealth management firms in southern New England.

“The Halsey acquisition is a significant strategic initiative for Washington Trust and should further enhance our reputation as one of the premier wealth management firms and financial institutions in the region,” stated Joseph J. MarcAurele, Washington Trust Chairman and Chief Executive Officer. “We’ve had great success to date with our mortgage banking and commercial lending activities in Connecticut, and a wealth management presence in New Haven should provide additional opportunities for us.”

James S. Zoldy, Jr., Chairman of Halsey Associates, Inc., stated, “Our philosophy has always been to do what is in the best interests of our clients and we are excited about the opportunities this alliance presents for our clients and the firm. Washington Trust has an impressive 215+ year history and tradition of excellence and we look forward to being part of and playing a role in the future success of the company.”

Mark K.W. Gim, Washington Trust Executive Vice President, Wealth Management, and Treasurer, noted, “Halsey’s integrity, disciplined investment process and 40+ year history of loyal client relationships complements Washington Trust Wealth Management’s long-term model. We also believe Halsey’s clients will benefit from Washington Trust’s comprehensive product offerings.”

Washington Trust Acquires Halsey Associates, Inc.,

Washington Trust will acquire all of the outstanding shares of Halsey capital stock. Consideration for the transaction will consist of a combination of cash and Washington Trust common stock. Halsey’s principals will have the opportunity to receive additional cash consideration over a future earn-out period.

Washington Trust was advised by Sandler O'Neill & Partners, L.P. Halsey Associates, Inc. was advised by Silver Lane Advisors.

This report contains certain statements that may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may also make written or oral forward-looking statements in other documents we file with the SEC, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Washington Trust, which may cause the actual results, performance or achievements of Washington Trust to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of these factors that could cause actual results, performance or achievements to differ materially include: the parties’ ability to obtain regulatory approval and satisfy the other conditions to closing, delays in completing the acquisition, difficulties in integrating Halsey with Washington Trust’s existing wealth management business, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Washington Trust and Halsey operate, the ability to fully realize the expected cost savings and revenues from the transaction, the possibility of the occurrence of a material adverse change in the business or financial condition of Halsey, the possibility that events may cause the transaction-related expenses to be higher than anticipated and changes in the assumptions used in making such forward-looking statements.

ABOUT WASHINGTON TRUST BANCORP, INC.
Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, with $3.6 billion in assets as of March 31, 2015. Founded in 1800, Washington Trust is the oldest community bank in the nation, the largest state-chartered bank headquartered in Rhode Island and one of the Northeast’s premier financial services companies. Washington Trust offers a full range of financial services, including commercial banking, small business banking, personal banking and wealth management and trust services through its offices located in Rhode Island, Connecticut and Massachusetts. The Corporation’s common stock trades on The NASDAQ OMX® under the symbol WASH. Investor information is available on the Corporation’s web site at www.washtrustbancorp.com.

ABOUT HALSEY ASSOCIATES, INC.
Founded in 1967, Halsey Associates, Inc. is an SEC-registered investment counseling firm, which manages more than $850 million in assets under management for high net worth families, corporations, foundations and endowments, through its office in New Haven, Connecticut.